EXHIBIT 10(e)

WM. WRIGLEY JR. COMPANY
DEFERRED COMPENSATION PROGRAM FOR NON-EMPLOYEE DIRECTORS

Incorporated into the Wm. Wrigley Jr. Company
1997 Management Incentive Plan, as amended March 9, 2004

          1. Purpose. The purpose of this Deferred Compensation Program for Non-Employee Directors (the “Program”) is to enable Non-Employee Directors (the “Director(s)”) of the Wm. Wrigley Jr. Company (the “Company”) to defer compensation earned as Directors.

          2. Deferral Elections.

          (a) Prior to January 1, 1995 or, if later, upon a Director’s election to the Board of Directors of the Company (the “Board”), each Director shall execute and file (or has previously executed and filed) an appropriate election (the “Deferral Election”) with the Company, specifying the portion, if any, of the Director’s compensation to be deferred, up to 100% of such compensation, the investment options to which the deferral shall be credited and the form, method and timing of distribution of the deferrals. The Deferral Election made hereunder prior to January 1, 1995 (the “1995 Election”) shall control the distribution of (a) all amounts deferred pursuant to the 1995 Election, and (b) effective on the second anniversary of the date such Deferral Election is made, all amounts deferred pursuant to Deferral Elections made prior to January 1, 1994, in each case, unless a subsequent valid Deferral Election is filed; provided, however, that, the 1995 Election shall not be effective with respect to the form, method and timing of distribution of any deferral that the Director is, or is scheduled to be, receiving within two years following the date such 1995 Election is made.

          (b) Deferrals shall be elected in whole percentages to a maximum of 100% of all compensation payable to the Directors in the year subject to the Deferral Election. In addition the Director shall elect in his or her Deferral Election the percentage of the deferral that shall be credited among the deferral options ( the “Deferral Options”) described below:

     (i) credits (“Investment Fund Credits”) equivalent to amounts invested in such investment funds that are offered, from time to time, to participants in the Wrigley Savings Plan and selected by the Board for this purpose, or in any other or additional fund or funds as the Board shall determine (each an “Investment Fund,” and together the “Investment Funds”); and

     (ii) share units (“Share Units”), a unit equivalent to a share of the Common Stock of the Company (the “Common Stock”).

In accordance with procedures prescribed by the Company, Directors may elect to transfer their deferred compensation from one Deferral Option to a different Deferral Option, including transferring Investment Fund Credits from one Investment Fund to a different Investment Fund; provided, however, that in no event may any such election become effective sooner than thirty (30) days following the effective date of any prior transfer election. Notwithstanding the foregoing, the Board may, from time to time, discontinue any of the Investment Funds described in clause (i) above. In such event, the Director shall elect in accordance with procedures prescribed by the Company, to transfer the amounts deferred in the discontinued Investment Fund to such other Deferral Options as the Board shall make available at such time. In the event that the Director shall fail to timely elect a new Deferral Option, such amounts shall be transferred to a Deferral Option that the Board deems appropriate.

          (c) Directors shall elect on the Deferral Election the form, method and timing of distribution of amounts deferred hereunder. Distributions under this Section 2 shall begin as soon as practicable following the date specified in the Director’s Deferral Election, but may not begin earlier than as soon as practicable following March 31 next following the date on which the Director ceases to be a Director for any reason; provided, however, that in no event may distribution commence later than as soon as practicable following the March 31st following the calendar year in which the Director attains age seventy (70). Such payment shall be made, pursuant to the Director’s election in the Deferral Election, (i) in the form of a lump-sum payment, (ii) in substantially equal annual installments over a period not to exceed fifteen years, or (iii) in any combination of (i) and (ii) above. If a Director elects installment payments, the unpaid balance thereof shall continue to accrue interest, earnings and dividend equivalents, computed in accordance with the provisions of Section 4 below, and shall be prorated and paid over the installment period.

          (d) A Director may change his or her prior distribution election at any time, and from time to time; provided, however, that any such distribution election shall not become effective until the first anniversary of the date such distribution election is made; and provided, further, that no distribution election with respect to the distribution of amounts attributable to any deferral will be effective if the Director is, or is scheduled to be, receiving distributions with respect to such deferral within one year following the date such subsequent distribution election is made. In the event an election does not become effective, the prior valid election of such Director shall govern the form, method and timing of distribution.

          (e) Investment Fund Credits shall be distributed in cash and, except as permitted by the Board, Share Units shall be distributed in shares of Common Stock.

          (f) If a Director fails to make a valid timely election with respect to method of payment, the Director shall receive the total amount credited to his or her Deferred Compensation Account (as defined in Section 4 below) in ten substantially equal annual installments. If a Director fails to make a valid timely election with respect to timing of payment, distribution shall commence as soon as practicable following March 31st next following the date on which the Director ceases to be a director.

          (g) In the event a Director dies prior to the distribution of any or all of the Director’s Deferred Compensation Account, all amounts credited to such account shall be paid to the beneficiary designated in writing at any time or from time to time by the Director with the approval of the Company or, failing such a designation, to the spouse, children (per stirpes), parents or estate (in that order) of the Director (all such entities being herein included within the term “beneficiary”). Such distribution shall be made in the form and at such time as was applicable to the Director; provided, however, that the Director’s beneficiary may elect to receive the balance of the Director’s Deferred Compensation Account distributed in an immediate lump-sum distribution in cash for Investment Fund Credits or in shares of Common Stock for Share Units.

          3. Revocations and Re-elections. Directors may elect in writing to revoke any prior Deferral Election, provided (i) written notice of such election to revoke shall be received by the Treasurer of the Company not less than five (5) business days prior to the year or years for which the revocation applies, and (ii) such revocation shall be applicable only to compensation payable for the year or years for which the Deferral Election has been revoked.

          Directors who have previously revoked a Deferral Election may again elect to defer by filing a new Deferral Election with the Treasurer of the Company not less than five (5) business days prior to the year or years for which the Deferral Election applies. Such Deferral Election shall be effective subject to the limitations and restrictions set forth in Section 2 above.

          4. Credits. During such period as amounts are standing to the credit of a Director hereunder, with respect to each such Director, the Company shall credit to a book reserve account (the “Deferred Compensation Account”) established for this purpose the amounts deferred by such Director under Section 2 above.

          (a) Amounts credited to a Director’s Deferred Compensation Account with respect to each Investment Fund shall be credited with interest and earnings (including gains and losses) equivalent to the amounts that would have accrued during such period had the amount so credited been actually invested in such Investment Fund. Interest and earnings on such amounts shall be computed from the date such deferrals are credited to the Deferred Compensation Account through the date of distribution to a Director or his or her designated beneficiary, in accordance with Subsection 2(g) above.

          (b) If amounts are deferred under the Program as Share Units, then the number of such Share Units shall be determined on the basis of the price of the Common Stock on the New York Stock Exchange during such period immediately preceding and/or immediately following the date the Share Units are credited, as the Company shall determine.

          (c) As of each payment date for dividends on Common Stock with respect to which Share Units are standing to the credit of a Director until the Director’s entire Deferred Compensation Account has been distributed, such Deferred Compensation Account shall be credited with dividend equivalents equal to the sum of all cash dividends that such Director would have received on such date, had the Director been the owner of a number of shares of Common Stock equal to the number of Share Units in the Director’s Deferred Compensation Account on the record date for such dividend. The amount so credited shall be converted into additional Share Units with the number of Share Units being determined on the basis of the price of Common Stock on the New York Stock Exchange during such period immediately preceding and/or immediately following the payment date for the dividend, as the Board shall determine.

          5. Miscellaneous.

          (a) Title to, and beneficial ownership of, any assets, whether in cash or otherwise, that the Company may designate to pay the deferred compensation hereunder shall at all times (prior to payment) remain an asset of the Company, and neither a Director nor his or her designated beneficiary shall have any property interest whatsoever in any specific assets of the Company.

          (b) If the Director so requests and if the Director provides satisfactory evidence of financial hardship, the Board may, in its sole and absolute discretion, permit a distribution of all or a portion of the Director’s Deferred Compensation Account prior to the date on which payments would have commenced under Section 2(c) hereof.

          (c) If the Company shall be adjudicated or determined to be insolvent by a court of competent jurisdiction, either in bankruptcy or otherwise, the amount credited to each Director’s Deferred Compensation Account on the date of such proceeding shall constitute a debt of the Company to each such Director in any such proceeding.

          (d) Except as otherwise required by applicable law, no rights under the Program, contingent or otherwise, shall be assignable or subject to any encumbrance, pledge or charge of any nature, except that, under such rules and regulations as the Company may establish, a Director may designate a beneficiary to receive, in the event of death, any amount that would otherwise have been payable to the Director or that may become payable on account of, or following, his or her death except that, if any amount shall become payable to the executor or administrator of the Director, such executor or administrator may transfer the right to the payment of any such amount to the person, persons or entity (including a trust) entitled thereto under the will of the Director or, in case of intestacy, under the laws relating to intestacy. Directors shall not have any interest in any funds or specific assets of the Company, except as expressly provided herein.

          (e) Nothing contained in this Program and no action taken pursuant to the provisions of this Program shall create or be construed to create a trust of any kind or fiduciary relationship between the Company and a Director, his or her designated beneficiary, or any other person. To the extent that any person acquires a right to receive payments from the Company under this Program, such rights shall be no greater than the right of any unsecured general creditor of the Company.

          (f) This Program shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Director and his or her heirs, executors, administrators, and legal representatives.

          (g) This Program shall be construed in accordance with and governed by the laws of the State of Delaware.

          6. Termination and Amendment of the Program.

          (a) The Board may terminate this Program at any time. Upon termination of the Program, the remaining balance of the Director’s Deferred Compensation Accounts shall be paid to the Directors (or to their respective beneficiaries, as the case may be), in lump sum as soon as practicable but no more than thirty (30) days following the termination of the Program.

          (b) The Board without the consent of the participating Directors or their beneficiaries, may amend the Program at any time provided that no amendment shall adversely affect any Director’s or beneficiary’s rights, without his or her consent, with respect to amounts credited prior to such amendment.

          7. Interpretation. The Company intends that transactions under this Program will be exempt under amended Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended, unless otherwise determined by the Company.